Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ACCELERATE DIAGNOSTICS, INC.

Accelerate Diagnostics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolutions were duly adopted by the Corporation’s Board of Directors, in accordance with the Corporation’s Bylaws and the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation as follows:

RESOLVED, that the Certificate of Incorporation be amended by inserting the following text as a new third paragraph of Article IV (Capital Stock) (the “Amendment”):

“That, effective on the filing of this Certificate of Amendment of Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-10 reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each 10 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, each holder shall be entitled to receive its pro rata share of the proceeds from the sale of shares of Common Stock by Broadridge Corporate Issuer Solutions, Inc. (the “Transfer Agent”). The Company shall instruct the Transfer Agent to aggregate all fractional shares and to arrange for them to be sold at the then prevailing prices on the open market on behalf of those stockholders otherwise entitled to receive a fractional share of Common Stock. The Company shall direct the Transfer Agent to conduct such sales in an orderly fashion and at a reasonable pace. After the completion of such sales, the Company shall direct the Transfer Agent to remit a cash payment to each stockholders entitled to a cash payment in an amount equal to its pro rata share of the total net proceeds of such sales.”

FURTHER RESOLVED, any officer of the Corporation is authorized and directed to execute and file the Amendment with the Secretary of State of the State of Delaware and to take such further actions and execute such additional documents and make such additional filings as such officer shall determine to be necessary or appropriate to effectuate the foregoing resolutions.

FURTHER RESOLVED, that all actions heretofore taken by the officers, directors, or agents of the Corporation relating to the foregoing resolutions, be, and hereby are, approved, adopted, ratified, and confirmed in all respects.

SECOND: The foregoing Amendment to the Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing Amendment to the Certificate of Incorporation was duly approved by the Corporation’s stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Amendment to the Certificate of Incorporation shall become effective on July 11, 2023 at 5:00 p.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned duly authorized officer who declares under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to his knowledge.

Dated: July 7, 2023

ACCELERATE DIAGNOSTICS, INC.

/s/ David Patience
David Patience
Chief Financial Officer

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